Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-0849 and 333-44410) of our report dated March 26, 2008, except for Note O, as to which the date is April 24, 2008, with respect to our audits of the consolidated financial statements of SafeStitch Medical, Inc. (formerly known as Cellular Technical Services Company, Inc.) as of December 31, 2007 and for the years ended December 31, 2007 and 2006 and for the period from September 15, 2005 (inception) through December 31, 2007, included in the Annual Report in Form 10-KSB, as amended by Amendment No. 1 for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
April 24, 2008